Exhibit 99.1

FOR IMMEDIATE RELEASE	Contacts:	Media Relations Tina Barry, (972) 673-7931 Greg Artkop, (972) 673-8470

Investor Relations Carolyn Ross, (972) 673-7935
DR PEPPER SNAPPLE GROUP REPORTS FOURTH QUARTER AND FULL YEAR 2011 RESULTS
Net sales increased 3% for the quarter.
Excluding certain items, earnings per share were $0.82 for the quarter, an increase of 22%.
Reported diluted earnings per share were $0.77 compared to $0.49 last year.
For the full year, the company repurchased $522 million of its common stock.

Plano, TX, Feb. 15, 2012 - Dr Pepper Snapple Group, Inc. (NYSE: DPS) reported fourth quarter 2011 diluted earnings of $0.77 per share compared to $0.49 per share in the prior year period. Excluding the previously disclosed legal provision relating to the California litigation in the current year and the early retirement of a portion of the 6.82% 2018 notes and certain tax-related items in the prior year, diluted earnings per share were $0.82 compared to $0.67 in the prior year.

For the quarter, reported net sales increased 3% reflecting 4 percentage points of pricing, favorable mix and the impact of repatriated brands, partially offset by lower sales volume. Reported segment operating profit (SOP) increased 2% reflecting net sales growth, partially offset by higher packaging and ingredient costs and the previously disclosed legal provision. Reported income from operations for the quarter was $271 million including $7 million of unrealized mark-to-market losses on commodity hedging. Reported income from operations was $268 million in the prior year period, including an $8 million gain on the termination of coverage in certain U.S. post-retirement medical plans, a $3 million gain on unrealized commodity-related mark-to-market partially offset by $3 million of fees related to the licensing agreements with The Coca-Cola Company (Coca-Cola).

For the year, reported net sales increased 5%. On a reported basis, diluted earnings per share were $2.74 in the current year compared to $2.17 in the prior year, an increase of 26%. Excluding the previously disclosed legal provision in the current year and the loss on the early retirement of a portion of the 6.82% 2018 notes and certain tax-related items in the prior year, the company earned $2.79 per diluted share, an increase of 16%, compared to $2.40 in the prior year.

DPS President and CEO Larry Young said, “As I look back on a year of unprecedented commodity and retail price increases, I am pleased with the performance of our brands. Our national rollout of Dr Pepper TEN has been well received by our bottling partners, retailers and consumers and I am excited about the marketing plans we have in place in 2012 for this breakthrough product. Sun Drop is now the No. 2 brand in the citrus category, driving 43% of the growth in that category. Our tea and juice portfolios continued to outperform industry trends.”

“I'm extremely proud of the efforts of our great employees to get our well-loved brands into the hands of more consumers, all while embracing a rapid continuous improvement mindset that will make us better and faster in everything we do,” Young added. “Looking forward we are cautiously optimistic about the economic recovery. With plans that are stronger than ever in 2012, I am confident that we will continue to execute our focused strategy and deliver strong shareholder returns.”

Diluted EPS reconciliation	Fourth Quarter			Full Year
	2011	2010	Percent Change	2011	2010	Percent Change
Diluted reported EPS	$0.77	$0.49	57	$2.74	$2.17	26
Items affecting comparability
- Loss on early extinguishment of debt	—	0.28		—	0.27
- Kraft indemnity income related items	—	(0.04)		—	(0.04)
- Deferred and other tax items	—	(0.06)		—	—
- Litigation provision	0.05	—		0.05	—
Diluted EPS excluding certain items	$0.82	$0.67	22	$2.79	$2.40	16
EPS — earnings per share

Net sales and SOP in the tables and commentary below are presented on a currency neutral basis. For a reconciliation of non-GAAP to GAAP measures see pages A-5 and A-6 accompanying this release.

Summary of 2011 results	As Reported		Currency Neutral
(Percent change)	Fourth		Fourth
	Quarter	Full Year	Quarter	Full Year
BCS Volume	(2)	(1)	(2)	(1)
Sales Volume	(1)	1	(1)	1
Net Sales	3	5	4	4
SOP	2	2	2	1
BCS — bottler case sales

BCS Volume
For the quarter, BCS volume decreased 2% with carbonated soft drinks (CSDs) down 1% and non-carbonated beverages (NCBs) down 6%.

In CSDs, Dr Pepper grew 2% driven by Dr Pepper TEN and increased availabilities in fountain foodservice. Sun Drop added 2 million cases while Canada Dry grew mid-single digits. 7UP, Crush and Sunkist soda declined double digits. Fountain foodservice volume grew 5%.

In NCBs, Snapple grew 10% on distribution gains and package innovation and Clamato grew high-single digits. Both Hawaiian Punch and Mott's volume declined double-digits as net pricing increased.

By geography, U.S. and Canada CSD volume decreased 2% while NCB volume declined 7%. In Mexico and the Caribbean, both CSD and NCB volumes grew 3%.

For the year, BCS volume decreased 1%. CSD volume was flat and NCBs declined 2%. Sun Drop added 9 million cases while Canada Dry grew double-digits. Dr Pepper volumes were flat, as new availabilities in fountain foodservice and the launch of Dr Pepper TEN offset declines on the base business. Sunkist soda declined double-digits and Crush and 7UP declined single-digits. Fountain foodservice volume grew 5% on increased Dr Pepper and Hawaiian Punch availability. Hawaiian Punch declined 5% and Mott's volume declined 9% as net pricing increased on both brands, while Snapple grew 7%. By geography, U.S. and Canada volume decreased 1% and Mexico and Caribbean volume increased 4%.

Sales volume
For the quarter, sales volume declined 1%. For the year, sales volume increased 1%.

2011 Segment results	As Reported
(Percent Change)	Fourth Quarter			Full Year
	Sales	Net		Sales	Net
	Volume	Sales	SOP	Volume	Sales	SOP
Beverage Concentrates	(1)	2	1	(1)	3	5
Packaged Beverages	(1)	4	4	2	5	(3)
Latin America Beverages	3	(1)	0	4	9	8
Total	(1)	3	2	1	5	2

2011 Segment results	Currency Neutral
(Percent Change)	Fourth Quarter			Full Year
	Sales	Net		Sales	Net
	Volume	Sales	SOP	Volume	Sales	SOP
Beverage Concentrates	(1)	2	1	(1)	3	4
Packaged Beverages	(1)	4	3	2	5	(5)
Latin America Beverages	3	8	13	4	7	2
Total	(1)	4	2	1	4	1

Beverage Concentrates
Net sales for the quarter increased 2% reflecting price increases partially offset by the impact of repatriated brands. SOP increased 1% reflecting net sales growth and lower people-related costs partially offset by increased marketing investments.

Packaged Beverages
Net sales for the quarter were up 4% reflecting price increases, 2 percentage points of growth from brands repatriated under the Coca-Cola licensing agreements and favorable trade spending partially offset by a 3% decline in base volumes. SOP increased 3% reflecting net sales growth which was partially offset by higher packaging and ingredient costs and the previously disclosed legal provision.

Latin America Beverages
Net sales for the quarter increased 8% reflecting favorable mix, a 3% increase in sales volume and price increases. Net sales growth was partially offset by a $3 million classification change of certain customer transportation allowances previously recorded as selling, general and administrative expenses. SOP increased 13% reflecting net sales growth which was partially offset by higher packaging and ingredient costs and increased people-related costs.

Corporate and other items
For the quarter, corporate costs totaled $76 million, reflecting $7 million of unrealized commodity-related mark-to-market losses as well as lower ABA association fees. Corporate costs in 2010 were $67 million, including an $8 million gain on the termination of coverage in certain U.S. post-retirement medical plans, a $3 million gain on unrealized commodity-related mark-to-market partially offset by $3 million of fees related to the Coca-Cola licensing agreements.

For the year, unrealized commodity-related mark-to-market losses were $23 million versus a $1 million gain in the prior year. Productivity office investments recorded in the segments, as well as corporate, were $7 million versus $30 million in the prior year.

Net interest expense decreased $5 million during the quarter.

For the quarter, the effective tax rate was 32.5%. For the year, the effective tax rate was 34.6%, including a $19 million benefit related to the PepsiCo, Inc. (PepsiCo) and Coca-Cola transactions.

Cash flow
For the year, the company generated $760 million of cash from operations, including a payment of $54 million in taxes related to the PepsiCo and Coca-Cola licensing proceeds. Net capital spending totaled $212 million. The company returned $773 million to shareholders in the form of stock repurchases ($522 million) and dividends ($251 million).

2012 full year guidance
The company expects full year reported net sales growth near the low end of its long-term 3% to 5% range and diluted earnings per share to be in the $2.90 to $2.98 range, excluding the impact of commodity mark-to-market gains and losses.

Packaging and ingredient costs are expected to increase COGS between 2% and 3%, on a constant volume/mix basis.

The company expects its tax rate to be approximately 37%.

The company expects capital spending to be approximately 4.0% of net sales.

Definitions
Bottler case sales (BCS) volume: Sales of finished beverages, in equivalent 288 fluid ounce cases, sold by the company and its bottling partners to retailers and independent distributors and excludes contract manufacturing volume. Volume for products sold by the company and its bottling partners is reported on a monthly basis, with the fourth quarter comprising October, November and December.

Sales volume: Sales of concentrates and finished beverages, in equivalent 288 fluid ounce cases, shipped by the company to its bottlers, retailers and independent distributors and includes contract manufacturing volume.

Pricing refers to the impact of list price changes.

Unrealized mark-to-market: We recognize the change in the fair value of open commodity derivative positions between periods in corporate unallocated expenses, as these instruments do not qualify for hedge accounting treatment. As the underlying commodity is delivered, the realized gains and losses are subsequently reflected in the segment results.

Forward-looking statements
This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including, in particular, statements about future events, future financial performance including earnings estimates, plans, strategies, expectations, prospects, competitive environment, regulation, and cost and availability of raw materials. Forward-looking statements include all statements that are not historical facts and can be identified by the use of forward-looking terminology such as the words “may,” “will,” “expect,” “anticipate,” “believe,” “estimate,” “plan,” “intend” or the negative of these terms or similar expressions. These forward-looking statements have been based on our current views with respect to future events and financial performance. Our actual financial performance could differ materially from those projected in the forward-looking statements due to the inherent uncertainty of estimates, forecasts and projections, and our financial performance may be better or worse than anticipated. Given these uncertainties, you should not put undue reliance on any forward-looking statements. All of the forward-looking statements are qualified in their entirety by reference to the factors discussed under “Risk Factors” in Part I, Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2010, and our other filings with the Securities and Exchange Commission. Forward-looking statements represent our estimates and assumptions only as of the date that they were made. We do not undertake any duty to update the forward-looking statements, and the estimates and assumptions associated with them, after the date of this release, except to the extent required by applicable securities laws.

Conference Call
At 10 a.m. (CST) today, the company will host a conference call with investors to discuss fourth quarter and full year 2011 results and the outlook for 2012. The conference call and slide presentation will be accessible live through DPS's website at http://www.drpeppersnapple.com and will be archived for replay for a period of 14 days.

In discussing financial results and guidance, the company may refer to certain non-GAAP measures. Reconciliations of any such non-GAAP measures to the most directly comparable financial measures in accordance with GAAP can be found on page A-5 and A-6 accompanying this release and under "Financial Press Releases" on the company's website at http://www.drpeppersnapple.com in the "Investors" section.

About Dr Pepper Snapple Group
Dr Pepper Snapple Group, Inc. (NYSE: DPS) is the leading producer of flavored beverages in North America and the Caribbean. Our success is fueled by more than 50 brands that are synonymous with refreshment, fun and flavor. We have 6 of the top 10 non-cola soft drinks, and 11 of our 14 leading brands are No. 1 in their flavor categories. In addition to our flagship Dr Pepper and Snapple brands, our portfolio includes Sunkist soda, 7UP, A&W, Canada Dry, Crush, Mott's, Squirt, Hawaiian Punch, Peñafiel, Clamato, Schweppes, Rose's and Mr & Mrs T mixers. To learn more about our iconic brands and Plano, Texas-based company, please visit www.drpeppersnapple.com.

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DR PEPPER SNAPPLE GROUP, INC.
CONSOLIDATED STATEMENTS OF INCOME
For the Three and Twelve Months Ended December 31, 2011 and 2010
(Unaudited, in millions except per share data)

	For the		For the
	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2011	2010	2011	2010
Net sales	$1,461	$1,412	$5,903	$5,636
Cost of sales	604	554	2,485	2,243
Gross profit	857	858	3,418	3,393
Selling, general and administrative expenses	553	551	2,257	2,233
Depreciation and amortization	31	32	126	127
Other operating expense (income), net	2	7	11	8
Income from operations	271	268	1,024	1,025
Interest expense	29	34	114	128
Interest income	(1)	(1)	(3)	(3)
Loss on early extinguishment of debt	—	100	—	100
Other income, net	(3)	(14)	(12)	(21)
Income before provision for income taxes and equity in earnings of unconsolidated subsidiaries	246	149	925	821
Provision for income taxes	80	37	320	294
Income before equity in earnings of unconsolidated subsidiaries	166	112	605	527
Equity in earnings of unconsolidated subsidiaries, net of tax	—	—	1	1
Net income	$166	$112	$606	$528
Earnings per common share:
Basic	$0.78	$0.49	$2.77	$2.19
Diluted	0.77	0.49	2.74	2.17
Weighted average common shares outstanding:
Basic	213.6	226.0	218.7	240.4
Diluted	216.0	228.5	221.2	242.6
Cash dividends declared per common share	$0.32	$0.25	$1.21	$0.90

DR PEPPER SNAPPLE GROUP, INC.
CONSOLIDATED BALANCE SHEETS
As of December 31, 2011 and 2010
(Unaudited, in millions except share and per share data)

	December 31,	December 31,
	2011	2010
Assets
Current assets:
Cash and cash equivalents	$701	$315
Accounts receivable:
Trade, net	585	536
Other	50	35
Inventories	212	244
Deferred tax assets	96	57
Prepaid expenses and other current assets	113	122
Total current assets	1,757	1,309
Property, plant and equipment, net	1,152	1,168
Investments in unconsolidated subsidiaries	13	11
Goodwill	2,980	2,984
Other intangible assets, net	2,677	2,691
Other non-current assets	573	552
Non-current deferred tax assets	131	144
Total assets	$9,283	$8,859
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$265	$298
Deferred revenue	65	65
Current portion of long-term obligations	452	404
Income taxes payable	530	18
Other current liabilities	603	553
Total current liabilities	1,915	1,338
Long-term obligations	2,256	1,687
Non-current deferred tax liabilities	586	1,083
Non-current deferred revenue	1,449	1,515
Other non-current liabilities	814	777
Total liabilities	7,020	6,400
Commitments and contingencies
Stockholders' equity:
Preferred stock, $.01 par value, 15,000,000 shares authorized, no shares issued	—	—
Common stock, $.01 par value, 800,000,000 shares authorized, 212,130,239 and 223,936,156 shares issued and outstanding for 2011 and 2010, respectively	2	2
Additional paid-in capital	1,631	2,085
Retained earnings	740	400
Accumulated other comprehensive loss	(110)	(28)
Total stockholders' equity	2,263	2,459
Total liabilities and stockholders' equity	$9,283	$8,859

DR PEPPER SNAPPLE GROUP, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
For the Twelve Months Ended December 31, 2011 and 2010
(Unaudited, in millions)

	For the Twelve Months Ended December 31,
	2011	2010
Operating activities:
Net income	$606	$528
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation expense	198	185
Amortization expense	34	43
Amortization of deferred revenue	(65)	(37)
Employee stock-based compensation expense	34	29
Deferred income taxes	(498)	37
Loss on early extinguishment of debt	—	100
Other, net	24	7
Changes in assets and liabilities:
Trade accounts receivable	(55)	8
Other accounts receivable	(18)	(10)
Inventories	29	19
Other current and non-current assets	(21)	(20)
Trade accounts payable	(30)	37
Income taxes payable	521	22
Current and non-current deferred revenue	—	1,614
Other current and non-current liabilities	1	(27)
Net cash provided by operating activities	760	2,535
Investing activities:
Purchase of property, plant and equipment	(215)	(246)
Purchase of intangible assets	(3)	—
Investments in unconsolidated subsidiaries	(2)	(1)
Proceeds from disposals of property, plant and equipment	3	18
Other, net	—	4
Net cash used in investing activities	(217)	(225)
Financing activities:
Proceeds from senior unsecured notes and senior unsecured credit facility	1,000	—
Repayment of senior unsecured notes and senior unsecured credit facility	(400)	(978)
Repurchase of shares of common stock	(522)	(1,113)
Dividends paid	(251)	(194)
Proceeds from stock options exercised	20	6
Excess tax benefit on stock-based compensation	10	3
Other, net	(9)	(4)
Net cash used in financing activities	(152)	(2,280)
Cash and cash equivalents — net change from:
Operating, investing and financing activities	391	30
Effect of exchange rate changes on cash and cash equivalents	(5)	5
Cash and cash equivalents at beginning of year	315	280
Cash and cash equivalents at end of year	$701	$315

DR PEPPER SNAPPLE GROUP, INC.
OPERATIONS BY OPERATING SEGMENT
For the Three and Twelve Months Ended December 31, 2011 and 2010
(Unaudited, in millions)

	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,
	2011	2010	2011	2010
Segment Results – Net sales
Beverage Concentrates	$325	$319	$1,193	$1,156
Packaged Beverages	1,040	996	4,292	4,098
Latin America Beverages	96	97	418	382
Net sales	$1,461	$1,412	$5,903	$5,636

	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,
	2011	2010	2011	2010
Segment Results – SOP
Beverage Concentrates	$212	$210	$779	$745
Packaged Beverages	128	123	519	536
Latin America Beverages	9	9	43	40
Total SOP	349	342	1,341	1,321
Unallocated corporate costs	76	67	306	288
Other operating expense (income), net	2	7	11	8
Income from operations	271	268	1,024	1,025
Interest expense, net	28	33	111	125
Loss on early extinguishment of debt	—	100	—	100
Other income, net	(3)	(14)	(12)	(21)
Income before provision for income taxes and equity in earnings of unconsolidated subsidiaries	$246	$149	$925	$821

DR PEPPER SNAPPLE GROUP, INC.
RECONCILIATION OF GAAP AND NON-GAAP INFORMATION
For the Three and Twelve Months Ended December 31, 2011 and 2010
(Unaudited)
The company reports its financial results in accordance with U.S. GAAP. However, management believes that certain non-GAAP measures, that reflect the way management evaluates the business, may provide investors with additional information regarding the company’s results, trends and ongoing performance on a comparable basis. Specifically, investors should consider the following with respect to our quarterly results:
Net sales and Segment Operating Profit, as adjusted: Net sales and Segment Operating Profit are on a currency neutral basis.

	For the Three Months Ended December 31, 2011
	Beverage	Packaged	Latin America
Percent change	Concentrates	Beverages	Beverages	Total
Reported net sales	2%	4%	(1)%	3%
Impact of foreign currency	—%	—%	9%	1%
Net sales, as adjusted	2%	4%	8%	4%

	For the Three Months Ended December 31, 2011
	Beverage	Packaged	Latin America
Percent change	Concentrates	Beverages	Beverages	Total
Reported segment operating profit	1%	4%	—%	2%
Impact of foreign currency	—%	(1)%	13%	—%
Segment operating profit, as adjusted	1%	3%	13%	2%

	For the Twelve Months Ended December 31, 2011
	Beverage	Packaged	Latin America
Percent change	Concentrates	Beverages	Beverages	Total
Reported net sales	3%	5%	9%	5%
Impact of foreign currency	—%	—%	(2)%	(1)%
Net sales, as adjusted	3%	5%	7%	4%

	For the Twelve Months Ended December 31, 2011
	Beverage	Packaged	Latin America
Percent change	Concentrates	Beverages	Beverages	Total
Reported segment operating profit	5%	(3)%	8%	2%
Impact of foreign currency	(1)%	(2)%	(6)%	(1)%
Segment operating profit, as adjusted	4%	(5)%	2%	1%

DR PEPPER SNAPPLE GROUP, INC.
RECONCILIATION OF GAAP AND NON-GAAP INFORMATION - (Continued)
For the Three and Twelve Months Ended December 31, 2011 and 2010
(Unaudited)

EPS excluding certain items: The tables below provide reconciliations of the reported to the adjusted diluted earnings per share (EPS) for the three and twelve months ended December 31, 2011 and 2010.

	For the Three Months Ended December 31,			For the Twelve Months Ended December 31,
	2011	2010	% Change	2011	2010	% Change
Reported Diluted EPS	$0.77	$0.49	57%	$2.74	$2.17	26%
Litigation provision	0.05	—		0.05	—
Loss on early extinguishment of debt	—	0.28		—	0.27
Kraft indemnity income related items	—	(0.04)		—	(0.04)
Deferred and other tax items	—	(0.06)		—	—
Diluted EPS, excluding certain items	$0.82	$0.67	22%	$2.79	$2.40	16%